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                                                                      Exhibit 23

                                                                October 30, 1998



Jones Intercable, Inc. and Subsidiaries:

     We are aware that Jones Intercable, Inc. has incorporated by reference in its Registration Statements on Form S-8, File Nos. 33-52813 and 33-54596, and on Form S-3, File Nos. 333-40147, and 333-40149 its Form 10-Q for the quarter ended September 30, 1998, which includes our report dated October 30, 1998 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statements or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Securities Act of 1933.

                                              Very truly yours,



                                              ARTHUR ANDERSEN LLP